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                                                                    Exhibit 23.4



               Statement Regarding Consent of Arthur Andersen LLP

Hospitality's Current Reports on Form 8-K dated April 15, 2002 (as amended by Current Report on Form 8-K/A on April 18, 2002) and September 12, 2002 include balance sheets of Marriott Residence Inn Limited Partnership (a Delaware limited partnership) as of December 31, 2001 and 2000, and the related statements of operations, changes in partners' capital and cash flows for each of the three fiscal years in the period ended December 31, 2001, together with the accompanying audit report of Arthur Andersen LLP ("Andersen"). After reasonable efforts, we have been unable to obtain the written consent of Andersen to the incorporation by reference of such financial statements and audit report into our registration statement on Form S-4 (no. 333-101194) and the related prospectus (the "Registration Statement"). Therefore, we have dispensed with the requirement to file Andersen's consent in reliance on Rule 437a under the Securities Act of 1933. Because Andersen has not consented to the inclusion of its report in the Registration Statement, you will not be able to recover against Andersen under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Andersen that are incorporated by reference into the Registration Statement or any omission to state a material fact required to be stated therein.